Exhibit 10.1

May 30, 2012

Cadian Capital Management, LLC

535 Madison Avenue, 36th Floor

New York, NY 10022

Ladies and Gentlemen:

This letter confirms the understanding and agreement between Comverse Technology, Inc., a New York corporation (“CTI”), on the one hand, and Cadian Capital Management, LLC (“Cadian Capital”), Cadian Fund LP, Cadian Master Fund LP and Cadian GP LLC (Cadian Capital, together with the aforementioned entities other than CTI being referred to collectively herein as the “Cadian Group”), on the other hand, as follows:

1. It is our mutual understanding that three nominees (the “CTI-Cadian Verint Nominees”) designated by Cadian Capital and acceptable to the CTI Board under the “Applicable Standard” (as defined in Section 11 below) should replace Augustus Oliver, Theodore Schell and Mark Terrell on the Board of Directors (the “Verint Board”) of Verint Systems Inc. (“Verint”). In furtherance of the foregoing:

(a) On or before June 15, 2012, the CTI-Cadian Verint Nominees shall be identified by Cadian Capital, who shall qualify as “independent” pursuant to NASDAQ Stock Market (“NASDAQ”) listing standards and who have relevant financial and business experience, subject to the approval of each nominee by each of the CTI Board and the Verint Board under the Applicable Standard. CTI acknowledges and agrees to (i) use reasonable best efforts (including, if and to the extent required, acting by written consent and taking all such other actions as are necessary or appropriate in consideration therewith under Delaware law, the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing standards of NASDAQ) to cause (A) the upcoming annual meeting of Verint stockholders currently scheduled to be held on June 15, 2012 (including any postponement, suspension or adjournment thereof, the “Verint AGM”) to be postponed to a date no later than July 2, 2012, (B) each of Augustus Oliver, Theodore Schell and Mark Terrell to agree to not stand for reelection at the Verint AGM and (C) the Verint definitive proxy statement filed with the SEC in connection with the Verint AGM to be amended to include the three CTI-Cadian Verint Nominees for election as directors of Verint and (ii) vote all of the shares of common stock and preferred stock of Verint owned by it, which represent a majority of the voting securities of Verint, in favor of the election of the CTI-Cadian Verint Nominees at the Verint AGM. For purposes of clarification, if one or two (but not three) CTI-Cadian Verint Nominees are approved for nomination for election as directors at the Verint AGM, clause (a)(i)(C) above shall be deemed to refer to such one or two CTI-Verint Nominees and clause (a)(i)(B) above shall be deemed to refer to the first one or first two of the three directors listed therein.

(b) If for any reason any CTI-Cadian Verint Nominee shall be unable to stand for election at the Verint AGM or the CTI Board and/or Verint Board does not accept any CTI-Cadian Verint Nominee prior to June 15, 2012, Cadian Capital shall have the opportunity to recommend one or more substitute nominees for any such CTI-Cadian Verint Nominee, who shall qualify as “independent” pursuant to NASDAQ listing standards and have relevant financial and business experience, for approval by each of the CTI Board and the Verint Board under the Applicable Standard. In the event a substitute nominee is not approved by the CTI Board and/or the Verint Board, CTI shall promptly use reasonable best efforts to cause Verint to identify potential individuals to act as a CTI-Cadian Verint Nominee, with such individuals being subject to vetting and approval by the independent directors of the Verint Board (none of whom shall include any directors designated by CTI or Cadian) under the Applicable Standard. Verint may engage, at its own expense, a nationally recognized search firm to assist in identifying such potential individuals to act as a substitute CTI-Cadian Verint Nominee. Upon the approval by the independent directors of the Verint Board of any substitute CTI-Cadian Verint Nominee, CTI shall use reasonable best efforts to cause Verint to use reasonable best efforts (including, if and to the extent required, acting by written consent and taking all such other actions as are necessary or appropriate in consideration therewith under Delaware law, the rules and regulations of the SEC and the listing standards of NASDAQ) to promptly cause Augustus Oliver, Theodore Schell and/or Mark Terrell, to the extent such directors have not earlier resigned, to resign from the Verint Board contemporaneously with the appointment or election of the substitute CTI-Cadian Verint Nominee(s) identified pursuant to this paragraph 1(b) as their replacements (i.e., one director resignation for each replacement).

2. In the event that CTI, acting in its capacity as the majority voting stockholder of Verint, causes Verint to remove any of the CTI-Cadian Verint Nominees who were elected to the Verint Board (“New Verint Directors”) without the consent of Cadian Capital, or any New Verint Director nominated by Cadian Capital resigns for any reason during the term of this letter agreement, then Cadian Capital shall designate a replacement nominee or nominees, who shall qualify as “independent” pursuant to NASDAQ listing standards and have relevant financial and business experience, for approval by each of the CTI Board and the Verint Board (i.e., by action of a majority of the directors at a meeting at which a quorum is present) under the Applicable Standard. In the event Cadian Capital does not designate a replacement nominee or a replacement nominee is not approved by the CTI Board and/or the Verint Board, CTI shall promptly use reasonable best efforts to cause Verint to identify potential individuals to act as a replacement nominee, with such individuals being subject to vetting and approval by the Verint Board under the Applicable Standard. Verint may engage, at its own expense, a nationally recognized search firm to assist in identifying such potential individuals to act as a substitute replacement nominee. Upon the approval by the Verint Board of any replacement nominee, CTI agrees to use reasonable best efforts (including, if and to the extent required, acting by written consent and taking all such other actions as are necessary or appropriate in consideration therewith under Delaware law, the rules and regulations of the SEC and the listing standards of NASDAQ) to cause any such replacements to be nominated to the Verint Board as directors.

3. CTI agrees that, by action as the sole stockholder of Comverse, Inc., a Delaware corporation (“CNS”), immediately prior to the planned distribution of shares of CNS to its shareholders for the purpose of becoming an independent public company (the “Spin-Off”), CTI will cause the board of directors of CNS (the “CNS Board”) to be comprised of seven directors, one of whom shall be the chief executive officer of CNS, three of whom shall be designated by the CTI Board (which three shall be Charles Burdick, Susan Bowick and Mark Terrell), and three of whom shall be designated by Cadian Capital (which three shall be James Budge, Steven Andrews and Doron Inbar, each of whom as of the date hereof are reasonably acceptable to the CTI Board to serve as directors of the CNS Board; provided, however, that if any facts or circumstances arise after the date hereof which the CTI Board determines under the Applicable Standard make any Cadian Capital designee unacceptable to serve on the CNS Board, Cadian Capital shall recommend one or more substitute nominees, who shall qualify as “independent” pursuant to NASDAQ listing standards and have relevant financial and business experience, for approval by the CTI Board under the Applicable Standard. The persons designated by Cadian Capital and added to the CNS Board as described above are collectively referred to as the “New CNS Directors”.

4. In the event that either the Spin-Off has not occurred by October 31, 2012 or CTI has publicly announced that the Spin-Off is delayed beyond October 31, 2012 or announced its intent to abandon the Spin-Off at any time prior to October 31, 2012, CTI shall use reasonable best efforts (subject to New York law, the rules and regulations of the SEC and the listing standards of NASDAQ) to cause (a) the CTI Board to be immediately expanded and for each of James Budge, Steven Andrews and Doron Inbar to be promptly appointed to the CTI Board to fill such vacancies, subject to each aforementioned nominee being properly vetted and approved by the CTI Board under the Applicable Standard and (b) each of Augustus Oliver, Theodore Schell and Robert Dubner to resign from the CTI Board by the earlier of (i) the consummation of the Spin-Off and (ii) January 31, 2013. Any designee so elected to the CTI Board is referred to herein as a “New CTI Director”.

5. Each member of the Cadian Group agrees that:

(a) in connection with the Annual Meeting of Shareholders of CTI currently scheduled for June 28, 2012 (including any postponement, suspension or adjournment thereof, the “CTI AGM”), (i) it will withdraw its letter to the Company dated March 28, 2012, (ii) notify the SEC that it shall not proceed with a solicitation of its nominees for election at the CTI AGM, (iii) will cause its affiliates and associates to, immediately abandon its solicitation for the election of its or any other person’s nominees as directors of CTI other than those nominees proposed by CTI in connection with the CTI AGM, (iv) it will not, and will cause its affiliates and associates not to, solicit for or in any way participate in, directly or indirectly, the election of directors at the CTI AGM, and (v) will vote all securities of CTI over which they have beneficial ownership in favor of the slate of directors named in CTI’s proxy statement filed in connection with the CTI AGM;

(b) it will vote all securities of CTI over which it has beneficial ownership in favor of the Spin-Off and publicly announce its intention to vote in favor of the Spin-Off; provided, that the terms and conditions of the Spin-Off are, in the reasonable business judgment of Cadian Capital, fair and reasonable to, and in the best interests of, CTI shareholders; and

(c) if a merger between CTI and Verint is proposed on terms and conditions that, in the reasonable business judgment of Cadian Capital acting in good faith, are fair and reasonable to, and in the best interests of, both CTI shareholders and Verint stockholders, it will vote all securities of CTI and Verint over which it has beneficial ownership in favor of such merger and publicly announce its intention to vote in favor of such merger.

6. Any person who is proposed by the Cadian Group for designation as a director for the CNS Board shall have reasonable access to (a) the chief executive officer of CTI and CNS during normal business hours and (b) material, non-public information relating to CNS provided to the CTI Board, in each case, provided that such person (x) executes and delivers a confidentiality agreement in form and substance reasonably satisfactory to CTI and (y) reasonably requests such access or information in writing and such access to the chief executive officer or information are not unreasonably burdensome to, or unreasonably disrupt, the operations of, CTI or CNS.

7. In consideration of the foregoing, CTI agrees that it will reimburse up to $300,000 of the reasonable, out-of-pocket and documented expenses (including the Cadian Group’s fees and expenses of its currently retained counsel and proxy solicitation firm) of the Cadian Group that have been actually incurred by the Cadian Group since March 2012 in connection with its solicitation for the election of its nominees as directors of CTI at the CTI AGM.

8. The rights and obligations of Cadian and CTI hereunder (a) with respect to the Comverse Board shall terminate and be of no further force or effect in the event that the Cadian Group at any time ceases to own, in the aggregate, at least 1,000,000 shares of CTI common stock, (b) with respect to the Verint Board shall terminate and be of no further force and effect (i)

in the event that the Cadian Group ceases to own, in the aggregate, at least 1,000,000 shares of Verint common stock or (ii) in the event that CTI ceases to be the beneficial owner of a majority of the outstanding voting securities of Verint. In addition, this letter agreement shall terminate and be of no further force or effect (x) from and after June 28, 2013 or (y) earlier, in the event that any member of the Cadian Group breaches in any material respect its obligations under Section 5 hereof and fails to cure such breach within five business days after Cadian Capital receives written notice of such breach from CTI, which notice shall provide reasonable specificity as to the nature of such breach.

9. Each member of the Cadian Group hereby acknowledges that it is aware that the United States securities laws prohibit any person who has material, non public information with respect to CTI, Verint or CNS from transacting in the securities of CTI, Verint and, following the Spin-Off, CNS or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to transact in such securities. Each member of the Cadian Group agrees to comply with such laws and recognizes that CTI, Verint and CNS would be damaged by its non-compliance. In addition, as a condition to serving on the CTI Board, the Verint Board or the CNS Board, each Cadian designee will agree that for so long as such designee is a member of such board, as applicable, such designee shall be bound in the same manner as existing directors with such company’s internal policies, including any policies relating to insider trading, it being understood that such policies may restrict such designee’s communications with other members of the Cadian Group concerning information with respect to CTI, Verint or CNS, as applicable.

10. No later than the first business day after the execution and deliver of this letter agreement, each of CTI and the Cadian Group will issue a press release announcing the matters referred to herein, with the CTI press release being substantially in the form attached hereto as Exhibit A and the Cadian Group press release being substantially in the form attached hereto as Exhibit B, with the final version of each such press release being subject to the consent (not to be unreasonably withheld) of the non-issuing party. Furthermore, the Cadian Group acknowledges and agrees that CTI and Verint may each disclose the matters set forth in this letter agreement in a Current Report on Form 8-K or in other filings with the SEC as and to the extent required by applicable securities laws or requested by the SEC.

11. For purposes hereof, the term “Applicable Standard” shall mean, with respect to any decision of a board of directors or any individual director with regard to whether to approve or find acceptable any nominee or designee for election or appointment as a director, such board of directors or director acting reasonably and in good faith but in no event constrained from exercising its, his or her fiduciary duties.

12. This letter agreement contains the entire agreement among the parties concerning the subject matter of this letter agreement and supersedes all prior agreements and understandings with respect to such subject matter.

13. (a) Each member of the Cadian Group, for itself and for its members, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this letter agreement, hereby acknowledges full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge CTI, and each controlling person, officer, director, shareholder, agent, affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of CTI (CTI and each such person being an “CTI Released Person”) of, and agrees to hold each CTI Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever, whether known or unknown, suspected or unsuspected (collectively, “Claims”) that the Cadian Group may have against the CTI Released Persons, in each case with respect to events occurring prior to the date of the execution of this letter agreement in respect of solicitations for election of directors at the CTI AGM.

(b) CTI, for itself and for its affiliates, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this letter agreement, hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each member of the Cadian Group and each controlling person, officer, director, stockholder, agent, affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, thereof, as well as each director designated by Cadian Capital hereunder (the Cadian Group and each such person being a “Shareholder Released Person”) of, and agrees to hold each Shareholder Released Person harmless from, any and all Claims of any nature whatsoever, whether known or unknown, suspected or unsuspected, that CTI may have against the Shareholder Released Persons, in each case with respect to events occurring prior to the date of the execution of this letter agreement in respect of solicitations for election of directors at the CTI AGM.

(c) The parties intend that the foregoing releases be broad with respect to the matter released, provided, however, these releases of Claims shall not include claims to enforce the terms of this letter agreement.

14. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the courts within the State of New York, City of New York.

15. This letter agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same letter agreement.

If the foregoing is acceptable, kindly sign and return a duplicate copy of this letter agreement to the undersigned.

Very truly yours,

COMVERSE TECHNOLOGY, INC.

By:	/s/ Charles Burdick
Name:	Charles Burdick
Title:	Chairman of the Board

[Signature Page to Cadian Letter Agreement]

AGREED TO BY:

CADIAN CAPITAL MANAGEMENT, LLC

By:	/s/ Eric Bannasch
Name:	Eric Bannasch
Title:	Managing Member

CADIAN FUND LP

By:	/s/ Eric Bannasch
Name:	Eric Bannasch
Title:	Managing Member

CADIAN MASTER FUND LP

By:	/s/ Eric Bannasch
Name:	Eric Bannasch
Title:	Managing Member

CADIAN GP LLC

By:	/s/ Eric Bannasch
Name:	Eric Bannasch
Title:	Managing Member

[Signature Page to Cadian Letter Agreement]